Exhibit 99.1

Apollo Investment Corporation

Reports Financial Results for the Quarter Ended December 31, 2015

Fiscal Third Quarter and other Recent Highlights:

•	Net investment income per share for the quarter was $0.21, compared to $0.21 for the quarter ended September 30, 2015

•	Net asset value per share as of the end of the quarter was $7.56, compared to $7.83 as of September 30, 2015, a 3.4% decline

•	Declared a dividend of $0.20 per share for the quarter

•	Invested $205 million during the quarter

•	Net investment activity before repaid investments was $65 million, and net investment activity after repayments was $(57) million for the quarter

•	Repurchased 10,584,855 shares of common stock for an aggregate cost of $62.4 million since inception of the share repurchase program in August 2015 through February 8, 2016

New York, NY — February 9, 2016 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” or “Apollo Investment,” today announced financial results for its third fiscal quarter ended December 31, 2015. The Company’s net investment income was $0.21 per share for the quarter ended December 31, 2015, compared to $0.21 per share for the quarter ended September 30, 2015. The Company’s net asset value (“NAV”) was $7.56 per share as of December 31, 2015, compared to $7.83 as of September 30, 2015.

Additionally, the Company also announced that its Board of Directors has declared a dividend of $0.20 per share for the third fiscal quarter of 2016, payable on April 6, 2016 to stockholders of record as of March 21, 2016. The specific tax characteristics of this dividend will be reported to stockholders on Form 1099 after the end of the calendar year.

Mr. James Zelter, Apollo Investment’s Chief Executive Officer, commented, “NAV per share declined during the quarter due to the dislocation in the credit markets which resulted in spread widening, as well as from low and falling oil prices.” Mr. Zelter continued, “During the quarter we continued to repurchase stock. Since commencing our repurchase program in August, we have repurchased 10.6 million shares or 4.5% of initial shares outstanding for a total cost of $62 million. As a result, there has been a 7 cent per share accretive impact to NAV from stock buybacks through December.”

FINANCIAL HIGHLIGHTS

($ in billions, except per share)	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Total assets	$3.22	$3.30	$3.45	$3.56	$3.70
Investment portfolio (fair value)	$3.07	$3.19	$3.31	$3.35	$3.51
Debt outstanding	$1.38	$1.37	$1.39	$1.50	$1.59
Total net assets	$1.72	$1.83	$1.90	$1.94	$2.00
Net asset value per share	$7.56	$7.83	$8.01	$8.18	$8.43

Debt-to-equity ratio	0.80x	0.75 x	0.73 x	0.77 x	0.80 x
Net leverage ratio (1)	0.76x	0.73x	0.72x	0.72x	0.74x

(1)	The Company’s net leverage ratio is defined as debt outstanding plus payable for investments purchased, less receivable for investments sold, less cash, less foreign currency, divided by total net assets.

PORTFOLIO AND INVESTMENT ACTIVITY

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)*	2015	2014	2015	2014
Investments made in portfolio companies (1)	$204.6	$608.8	$918.2	$1,839.4
Investments sold	(139.7)	(444.3)	(554.5)	(1,070.6)

Net activity before repaid investments	64.9	164.4	363.6	768.8
Investments repaid	(121.9)	(254.9)	(519.5)	(704.5)

Net investment activity	$(57.0)	$(90.4)	$(155.9)	$64.2

Portfolio companies at beginning of period	98	113	105	111
Number of new portfolio companies	4	13	18	53
Number of exited portfolio companies	(7)	(17)	(28)	(55)

Portfolio companies at end of period	95	109	95	109

Number of investments in existing portfolio companies	19	13	48	55

*	Totals may not foot due to rounding.
(1)	Investments were primarily made through a combination of primary and secondary debt investments.

OPERATING RESULTS

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2015	2014	2015	2014
Net investment income	$48.1	$56.7	$148.6	$175.9
Net realized and change in unrealized gains (losses)	(73.9)	(76.1)	(169.8)	(88.8)

Net increase (decrease) in net assets resulting from operations	$(25.8)	$(19.5)	$(21.1)	$87.2

(per share)
Net investment income on per average share basis	$0.21	$0.24	$0.63	$0.75
Net realized and change in unrealized loss per share	$(0.32)	$(0.33)	$(0.72)	$(0.39)

Earnings (Loss) per share — basic	$(0.11)	$(0.09)	$(0.09)	$0.36
Earnings (Loss) per share — diluted (1)	$(0.11)	$(0.09)	$(0.09)	$0.36

(1)	In applying the if-converted method, conversion is not assumed for purposes of computing diluted EPS if the effect would be anti-dilutive. For the three and nine months ended December 31, 2015, anti-dilution would total $0.02 and $0.04, respectively. For the three and nine months ended December 31, 2014, anti-dilution would total $0.01 and $0.01, respectively.

CONFERENCE CALL / WEBCAST AT 8:30 AM EST ON FEBRUARY 9, 2016

The Company will host a conference call on Tuesday, February 9, 2016 at 8:30 a.m. Eastern Time. All interested parties are welcome to participate in the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call; international callers should dial (973) 633-6740. Participants should reference Apollo Investment Corporation or Conference ID # 19531073 when prompted. A simultaneous webcast of the conference call will be available to the public on a listen-only basis and can be accessed through the Event Calendar in the Investor Relations section of our website at www.apolloic.com. Following the call you may access a replay of the event either telephonically or via audio webcast. The telephonic replay will be available approximately two hours after the live call and through February 26, 2016 by dialing (800) 585-8367; international callers please dial (404) 537-3406, reference Conference ID # 19531073. A replay of the audio webcast will also be available later that same day. To access the audio webcast please visit the Event Calendar in the Investor Relations section of the Company’s website at www.apolloic.com.

SUPPLEMENTAL INFORMATION

The Company provides a supplemental information package to offer more transparency into its financial results and make its reporting more informative and easier to follow. The supplemental package is available in the Investor Relations section of the Company’s website at www.apolloic.com.

The portfolio composition and weighted average yields at December 31, 2015, September 30, 2015, June 30, 2015, March 31, 2015, and December 31, 2014 were as follows:

	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Portfolio composition, at fair value:
Secured debt	67%	63%	64%	60%	61%
Unsecured debt	9%	9%	10%	14%	15%
Structured products and other (1)	11%	13%	12%	11%	10%
Preferred equity	3%	5%	4%	5%	4%
Common equity/interests and warrants	10%	10%	10%	10%	10%
Weighted average yields, at amortized cost basis, exclusive of securities on non-accrual status (2):
Secured debt portfolio	11.4%	11.3%	11.5%	11.2%	11.0%
Unsecured debt portfolio	11.2%	11.3%	11.3%	10.9%	11.1%
Total debt portfolio	11.4%	11.6%	11.5%	11.2%	11.1%
Income-bearing investment portfolio composition, at fair value:
Fixed rate amount	$1.2 billion	$1.0 billion	$1.1 billion	$1.3 billion	$1.4 billion
Floating rate amount	$1.3 billion	$1.5 billion	$1.5 billion	$1.4 billion	$1.5 billion
Fixed rate, as percentage of total	48%	42%	41%	48%	48%
Floating rate, as percentage of total	52%	58%	59%	52%	52%
Income-bearing investment portfolio composition, at amortized cost:
Fixed rate amount	$1.3 billion	$1.1 billion	$1.1 billion	$1.4 billion	$1.5 billion
Floating rate amount	$1.3 billion	$1.5 billion	$1.6 billion	$1.4 billion	$1.5 billion
Fixed rate, as percentage of total	49%	42%	42%	50%	50%
Floating rate, as percentage of total	51%	58%	58%	50%	50%

(1)	Structured products and other such as collateralized loan obligations and credit-linked notes are typically a form of securitization in which the cash flows of a portfolio of loans are pooled and passed on to different classes of debt and residual interest in order of seniority.
(2)	An investor’s yield may be lower than the portfolio yield due to sales loads and other expenses.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except share and per share data)

	December 31, 2015	March 31, 2015
	(Unaudited)
Assets
Investments at fair value:
Non-controlled/non-affiliated investments (cost — $2,353,855 and $2,514,328, respectively)	$2,079,618	$2,357,042
Non-controlled/affiliated investments (cost — $188,725 and $297,948, respectively)	249,607	327,218
Controlled investments (cost — $715,920 and $674,299, respectively)	739,768	665,567

Total investments at fair value (cost — $3,258,500 and $3,486,575, respectively)	3,068,993	3,349,827
Cash	10,414	3,766
Foreign currencies (cost — $2,125 and $4,856, respectively)	2,113	4,651
Receivable for investments sold	63,024	114,884
Interest receivable	32,603	43,312
Dividends receivable	8,874	5,425
Deferred financing costs	30,111	29,743
Prepaid expenses and other assets	3,162	9,283

Total Assets	$3,219,294	$3,560,891

Liabilities
Debt	$1,384,719	$1,498,759
Payable for investments purchased	5,282	10,736
Dividends payable	45,634	47,348
Management and performance-based incentive fees payable	30,086	37,361
Interest payable	17,292	15,851
Accrued administrative services expense	1,808	2,000
Other liabilities and accrued expenses	10,264	11,228

Total Liabilities	$1,495,085	$1,623,283

Net Assets	$1,724,209	$1,937,608

Net Assets
Common stock, $0.001 par value (400,000,000 shares authorized; 228,168,622 and 236,741,351 shares issued and outstanding, respectively)	$228	$237
Paid-in capital in excess of par	3,145,287	3,197,715
Over-distributed net investment income	(26,783)	(35,589)
Accumulated net realized loss	(1,222,886)	(1,102,517)
Net unrealized loss	(171,637)	(122,238)

Net Assets	$1,724,209	$1,937,608

Net Asset Value Per Share	$7.56	$8.18

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
Investment Income
Non-controlled/non-affiliated investments:
Interest income	$61,756	$87,606	$205,585	$266,300
Dividend income	1,037	991	2,824	3,106
Other income	677	4,533	6,822	10,827
Non-controlled/affiliated investments:
Interest income	182	283	633	3,479
Dividend income	9,594	4,393	28,263	12,467
Other income	70	—	297	87
Controlled investments:
Interest income	13,388	10,199	34,571	29,154
Dividend income	7,621	1,958	15,352	5,658
Other income	—	63	63	438

Total Investment Income	$94,325	$110,026	$294,410	$331,516

Expenses
Management fees	$16,478	$18,755	$50,557	$55,744
Performance-based incentive fees	11,142	13,215	33,783	41,075
Interest and other debt expenses	19,335	20,315	63,535	58,163
Administrative services expense	1,531	1,863	4,614	4,821
Other general and administrative expenses	2,806	3,014	7,695	7,919

Total expenses	51,292	57,162	160,184	167,722

Management and performance-based incentive fees waived	(4,999)	(3,740)	(14,237)	(11,934)
Expense reimbursements	(59)	(58)	(176)	(174)

Net Expenses	$46,234	$53,364	$145,771	$155,614

Net Investment Income	$48,091	$56,662	$148,639	$175,902

Net Realized and Change in Unrealized Gains (Losses)
Net realized gains (losses):
Non-controlled/non-affiliated investments	$(6,112)	$(2,355)	$(82,896)	$(14,244)
Non-controlled/affiliated investments	(1,575)	(169)	(1,642)	11,357
Controlled investments	—	(57)	(39,714)	(57)
Foreign currency transactions	(1,599)	1,151	3,883	(225)

Net realized losses	(9,286)	(1,430)	(120,369)	(3,169)

Net change in unrealized gains (losses):
Non-controlled/non-affiliated investments	(73,088)	(100,749)	(116,950)	(149,322)
Non-controlled/affiliated investments	2,879	13,320	31,612	22,189
Controlled investments	(2,173)	9,687	32,579	31,767
Foreign currency translations	7,805	3,058	3,360	9,785

Net change in unrealized losses	(64,577)	(74,684)	(49,399)	(85,581)

Net Realized and Change in Unrealized Losses	$(73,863)	$(76,114)	$(169,768)	$(88,750)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(25,772)	$(19,452)	$(21,129)	$87,152

Earnings (Loss) Per Share — Basic	$(0.11)	$(0.09)	$(0.09)	$0.36

Earnings (Loss) Per Share — Diluted	$(0.11)	$(0.09)	$(0.09)	$0.36

About Apollo Investment Corporation

Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, LLC, a leading global alternative investment manager. For more information, please visit www.apolloic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact

Elizabeth Besen

Investor Relations Manager

Apollo Investment Corporation

(212) 822-0625

ebesen@apollolp.com